Exhibit 99.1

AZZ incorporated Reports Year-To-Date and Second

Quarter Results of Fiscal - Year 2006

For the six months – Revenues Increase 21%, Net Income up 63%, Earnings per

share Increase 62% and Backlog is up 42%

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

The RCG Group 480-675-0400
Joe Dorame, Joe Diaz or Robert Blum
Internet: www.thercggoup.com

October 17, 2005 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and six-month periods ended August 31, 2005. Revenues for the second quarter increased 31 percent to $47.8 million, compared to $36.5 million for the comparable period last year. Net income for the second quarter increased to $1.4 million, or $0.24 per diluted share, compared to net income of $0.9 million, or $0.16 per diluted share, in last year’s fiscal second quarter.

For the six-month period, the Company reported revenues of $92.6 million, an increase of 21 percent compared to $76.2 million for the comparable period last year. Net income for the six months rose 63% to $3.5 million, or $0.63 per diluted share, compared to $2.2 million, or $0.39 per diluted share for the comparable six-month period last year.

Backlog at the end of the second quarter was $76.6 million versus $53.8 million at August 31, 2004, an increase of 42%. Backlog at our February 28, 2005 year-end and the first quarter of fiscal 2006 was $64.8 million and $65.0 million respectively. Incoming orders for the second quarter totaled $59.4 million while shipments totaled $47.8 million resulting in a book to ship ratio of 124 percent. Incoming orders increased 55 percent when compared to the same period a year ago, and increased 32 percent over the first quarter of fiscal 2006. Incoming orders for the six-month period were $104.4 million, an increase of 36 percent over the same period last year, while shipments totaled $ 92.6 million, resulting in a year-to-date book to ship ratio of 113 percent.

Outstanding debt at the end of the quarter was $26.6 million, down 7 percent from the comparable period last year. AZZ’s long-term debt to equity ratio is now .26 to 1. Combined implementation cost associated with the installation of our new ERP system and compliance cost associated with Sarbanes Oxley, totaling $775,000, is included in Selling, General and Administrative expense for the six-month period ending August 31, 2005, as compared to $399,000 for the same period in the prior year.

AZZ Second Quarter - Fiscal Year 2006

October 17, 2005

Revenues for the Electrical and Industrial Products Segment increased 38 percent to $32.2 million for the second quarter, compared to $23.4 million in the previous year’s second quarter. Operating income for this segment was $2.3 million, compared to $1.3 million in the second quarter of last year, an increase of 73 percent. For the first six months, revenues were $61.0 million and operating income was $4.4 million compared to $51.0 and $ 3.2 million, respectively, for the first six months of the prior year.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “Quotation activity and incoming orders in our Electrical and Industrial Products Segment were at an improved level, both domestically and internationally. Competitive pricing pressures continued and some opportunities were lost due to pricing being below our acceptable minimum margin level. Additionally, although our margins increased over last year, margins continued to be adversely impacted by our inability to pass along many of the material cost increases we have incurred since 2003, due again to competitive pricing levels. We saw a continuation of improved international quotations and were able to close a high voltage transmission order for China in the second quarter, which favorably impacted our backlog. It appears that the finalization of the energy legislation is having a positive impact on release and announcement of projects. Fixed cost leverage has improved earnings due to our prior cost reduction efforts and improved pricing levels. Two of our electrical and industrial product facilities sustained minor damage and business interruption during the recent hurricanes along the gulf coast. While customer spending will probably be increased in the future, we do not anticipate a significant impact on our business levels either favorably or unfavorably on this segment of our business for the balance of this fiscal year as a result of the hurricanes.”

Revenues for the Company’s Galvanizing Service Segment increased 19 percent to $15.6 million for the second quarter, compared to $13.1 million in the previous year’s comparable quarter. Operating income for this Segment was $2.7 million, compared to $2.4 million in the same quarter last year. For the first six months of fiscal 2006, revenues were $31.5 million, and operating income was $6.4 million, compared to $25.2 and $4.7 million, respectively, for the first six months of the prior year.

Mr. Dingus continued, “While the results for this segment were below the record setting level of the first quarter of fiscal 2006, it was another solid quarterly performance for galvanizing. The second quarter reflects higher zinc and natural gas cost, when compared to the first quarter. Tonnage shipped was essentially unchanged from the first quarter of fiscal 2006, but was up some 15 percent over the same period last year. Due to the majority of our facilities being in the gulf coast region, we have seen firsthand the damage and destruction done to the area, and we certainly extend to all those personally impacted our greatest sympathies and prayers. We also deeply appreciate the efforts of our employees who not only contributed monetarily but also volunteered to assist those in need. It is anticipated that our third quarter and to a lesser extent our fourth quarter will be adversely impacted from Hurricanes Katrina and Rita. It is difficult to determine the exact impact this will have on our customers. Due to the fact that offshore rigs and platforms and Coastal industrial installations are a very extensive user of galvanizing services, we do anticipate increased demand late in fiscal 2006 and should continue into fiscal 2007 as the area rebuilds and replaces the heavily damaged infrastructure and repairs and modifies local industrial complexes. The increased cost of energy is anticipated to adversely impact our operating results for the balance of the current fiscal year. As we review the status of all our markets, and the overall economy, we are concerned as to what the impact of the extremely high energy cost and the potential reduction in growth rate of the economy will be.”

AZZ Second Quarter - Fiscal Year 2006

October 17, 2005

Mr. Dingus concluded, “Based upon the evaluation of information currently available to management, we are continuing our previously issued guidance for fiscal year 2006. Our earnings are estimated to be within the range of $1.08 and $1.18 per diluted share and revenues to be within the range of $170 to $180 million. Our earnings per share estimate includes the anticipated cost of completion of our Oracle ERP system implementation and Sarbanes-Oxley compliance cost totaling $1.4 million, which compares to an actual expense of $775,000 for fiscal 2006. Operating efficiency improvement, cost containment, cost escalation recovery through pricing actions, expansion of domestic and international served markets, and seeking out new product opportunities to further enhance our strategic position, continues to be the focus and emphasis of our activities.”

AZZ incorporated will conduct a conference call to discuss financial results for the second quarter of fiscal 2006 at 11:00 a.m. ET on October 17, 2005. Interested parties can access the call by dialing (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687, or (706) 645-9291 (international) confirmation #9347448, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct.

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Condensed financial tables on attached page

AZZ Second Quarter - Fiscal Year 2006

October 17, 2005

AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amount)

	Three Months Ended		Six Months Ended
	August 31, 2005	August 31, 2004	August 31, 2005	August 31, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$47,847	$36,510	$92,586	$76,204
Income before taxes	$2,205	$1,440	$5,645	$3,418
Net income	$1,368	$908	$3,500	$2,153

Net income per share
Basic	$0.25	$0.17	$.63	$.40
Diluted	$0.24	$0.16	$.63	$.39
Diluted average shares outstanding	5,610	5,513	5,589	5,509

Condensed Consolidated Balance Sheet

(in thousands)

	August 31, 2005	February 28, 2005
	(unaudited)	(audited)
Assets:
Current assets	$58,824	$51,162
Net property, plant and equipment	$35,584	$35,312
Other assets, net	$41,985	$42,161

Total assets	$134,393	$128,635

Liabilities and shareholders’ equity:
Current liabilities	$30,126	$26,324
Long term debt due after one year	$21,125	$23,875
Other liabilities	$3,117	$3,117
Shareholders’ equity	$80,025	$75,319

Total liabilities and shareholders’ equity	$134,393	$128,635

Condensed Consolidated Statement of Cash Flow

(in thousands)

	Six Months Ended August 31, 2005	Six Months Ended August 31, 2004
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$5,976	$5,385
Net cash provided by (used in) investing activities	$(3,066)	$(3,493)
Net cash provided by (used in) financing activities	$(1,678)	$(2,080)

Net increase (decrease) in cash and cash equivalents	$1,232	$(188)
Cash and cash equivalents at beginning of year	$517	$1,445

Cash and cash equivalents at end of quarter	$1,749	$1,257

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